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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-32273, 33-93330, 33-48208, 33-80880 and 33-67734) pertaining to the Restated 1998 Stock Option Plan, certain Option Grants to Mr. Salquist pursuant to a written Compensation Agreement and the CardioMetrics, Inc. 1995 Stock Incentive Plan and in the Registration Statements (Form S-3, Nos. 33-98084 and 333-1058, and Form S-4, No. 0-26748) and related Prospectuses of EndoSonics Corporation, of our report dated January 29, 1998, with respect to the consolidated financial statements and schedule of CardioVascular Dynamics, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                               ERNST & YOUNG LLP

Orange County, California
March 30, 1998